FOR IMMEDIATE RELEASE
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                PROCTER & GAMBLE - FOURTH QUARTER 2001/02 UPDATE
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       Procter & Gamble Increases Top and Bottom Line Guidance for Quarter
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         CINCINNATI, June 12, 2002 - The Procter & Gamble Company today stated
that it expects earnings growth for the June 2002 quarter to exceed prior guidance behind strong volume performance.

         Core earnings per share, which excludes restructuring charges, are expected to grow in the high teens range and exceed current Wall Street analysts' consensus estimates. This improvement is after adjusting the base period for comparable accounting treatment for goodwill and intangible assets.

         Volume growth is expected to increase nine to 10 percent behind the Clairol acquisition and strong performances by the beauty care, health care and fabric and home care business units, especially in North America. Excluding the impact of acquisitions and divestitures, volume growth is forecasted to be in the mid single digit range.

         Sales, excluding foreign exchange, are expected to finish the quarter with growth in the mid to high single digit percent range. Foreign exchange is forecasted to negatively impact the top line by about one to two percent, which is an improvement versus the previous guidance due to recent strengthening in the yen and the euro.

         Operating margins for the quarter are expected to grow by about 100 basis points versus the comparative quarter a year ago. This is in line with previous guidance.

         All statements, other than statements of historical fact included in this news release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include the achievement of the business unit volume and income growth projections, the achievement of the company's cost containment goals, the successful integration of the Clairol business, the continued political and/or economic uncertainty in Latin America and the Middle East, any political and/or economic uncertainty due to terrorist activities, as well as factors listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recently filed Forms 10-K and 8-Ks.

ABOUT PROCTER & GAMBLE
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         P&G markets more than 250 brands including Pampers(R), Tide(R),
Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Olay(R), Clairol Nice `n Easy(R), Herbal Essences(R), Crest(R), Vicks(R) and Actonel(R). P&G employs nearly 106,000 people in more than 80 countries worldwide. For more information about P&G, please visit our website at www.pg.com.

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     P&G Media Contact:                     P&G Investor Relations Contact:
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     Doug Shelton    - (513) 983-7893       John P. Goodwin - (513) 983-2414
     Linda L. Ulrey  - (513) 983-8975